THE INVESTMENT FUND FOR FOUNDATIONS
Pursuing investment excellence

February 27, 2007

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

At a board meeting on September 18, 2006, the Audit Committee of TIFF Investment Program, Inc. (“TIP”) recommended, and the Board of Directors of TIP selected, Ernst & Young LLP (“E&Y”) to serve as the independent registered public accounting firm for TIFF Multi-Asset Fund, TIFF International Equity Fund, TIFF US Equity Fund, TIFF Short-Term Fund and TIFF Government Bond Fund (the “Funds”) for the fiscal year ended December 31, 2006. Upon being informed of the Audit Committee’s recommendation as to the selection of E&Y, PricewaterhouseCoopers LLP (“PwC”) respectfully offered its resignation as the Funds’ independent registered public accounting firm.

During the Funds’ fiscal years ended December 31, 2005 and December 31, 2004, and through September 18, 2006, neither the Funds, their portfolios nor anyone on their behalf has consulted with E&Y on items which (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds’ financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item 304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The selection of E&Y does not reflect any disagreements with or dissatisfaction by the Funds or the Board with the performance of PwC. PwC’s report on the Funds’ financial statements for the fiscal years ended December 31, 2005 and December 31, 2004 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Funds’ fiscal years ended December 31, 2005 and December 31, 2004, and through September 18, 2006, (i) there were no disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of PwC, would have caused it to make reference to the subject matter of the disagreements in connection with its reports on the Funds’ financial statements for such years, and (ii) there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.

The Funds have requested that PwC furnish a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter, dated February 27, 2007, is filed as Exhibit 77Q1(f) to this Form N-SAR.

Very truly yours,

/s/ Dawn I. Lezon

Dawn I. Lezon, Vice President and Assistant Treasurer